UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 31, 2008

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0118736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2008, TICC Capital Corp. (the “Company”) entered into a Third Amendment (the “Third Amendment”) to its existing Amended and Restated Credit Agreement (the “Credit Agreement”) extending the termination date (the “Termination Date”) of the Credit Agreement from April 11, 2008 to January 29, 2009. Royal Bank of Canada (“RBC”) remains agent under the Credit Agreement and each of RBC and Branch Banking & Trust Company remain a lender with a commitment of $75,000,000, for a total commitment of $150,000,000 (which is a reduction from $180,000,000 as a result of the removal of Commerzbank AG as a lender). The Company has not historically utilized an amount of the Credit Agreement exceeding $150,000,000. Under the terms of the Third Amendment, drawdowns will continue to bear interest on the same terms as the previous arrangement, which is generally 1.75% over LIBOR. The Third Amendment also adds certain additional financial covenants applicable to the Company. In addition, the Company has agreed to pay a fee equal to 0.25% of the commitment amount available under the Credit Agreement on a quarterly basis through the Termination Date.

A copy of the Third Amendment is attached hereto as Exhibit 10.1. Except as set forth above, the Third Amendment did not otherwise materially amend the terms and conditions of the Credit Agreement. On February 5, 2008, the Company issued a press release announcing the Third Amendment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Amended and Restated Credit Agreement

99.1	Press release dated February 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2008	TICC CAPITAL CORP.

	By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President